Exhibit 10.1

May 20, 2015

PTGI-International Carrier Services
13800 Coppermine Road
Suite 224
Herndon, VA 20171

Dear Mesfin:

On behalf of PTGi International Carrier Services, Inc. (the “Company”), it is my pleasure to offer you regular, full-time employment for the position of Chief Financial Officer, reporting to Craig Denson, President. You will be based out of the Herndon, VA office. It is anticipated that your start date will be by June 21, 2015 (the “Start Date”), subject to the conditions set forth herein.

This offer is subject to written affirmation of the Company’s Code of Ethics and other then-prevailing policies.

Your employment with the Company is at-will meaning both you and the Company can end the employment relationship at any time and for any reason. The terms and conditions of this letter supersede any and all prior letters and oral statements from the company or its subsidiaries.

Your semi-monthly salary will be $6,875, which is $165,000 annually, plus an annual discretionary bonus, approved by the Company.

Until and unless altered, modified, or deleted, your elections as of the date of this letter, under the HC2 Holdings, Inc. employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D, and short-term and long-term disabilities, as well as the 401(k) plan, will remain in full force.

Your previously granted options from HC2 Holdings, Inc. will continue to vest in accordance with the terms of the respective award agreements, subject to your continued employment with the Company.

For purposes of Paid-Time-Off (“PTO”) accrual, the Company will count your previous tenure with HC2 Holdings, Inc.

In the event the Company terminates your employment “without cause,” the Company agrees to pay you severance pay equal to six (6) months of your then-current annual base salary (the “Severance Payment”), provided you execute a separation and general release, which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees, and other reasonable and traditional terms. For purposes of this agreement, “without cause” shall mean for any reason other than for i) willful misconduct, ii) conviction of, or plea of guilty or nolo contendere to, a felony or willfully engaging in illegal conduct that is detrimental to the Company, iii) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company, iv) willful violation of the Company’s written policies in a manner that is detrimental to the best interest of the Company, v) act of personal. Dishonesty that results in personal project in connection with your employment with the Company, or vi) breach of fiduciary duty owed to the Company. The Severance Payment will be paid in lump sum and in accordance with the Company’s regular semi-monthly payroll practices and will begin on the Company’s next regularly scheduled pay date following the latter of the Termination Date or the expiration of any applicable revocation period, unless otherwise required by law. The Severance Payment will be subject to appropriate federal and state withholding.

Please sign in the space below to confirm that you have read, understood, and agree to all terms and conditions of employment as outlined above.

Kind regards,	ACCEPTED BY: Mesfin Demise

Craig Denson
President	/s/ Mesfin Demise

cc: Human Resources	Signature